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                                                                    EXHIBIT 3

                                ESCROW AGREEMENT


     This ESCROW AGREEMENT (this "Agreement") is made and entered to as of this 29th day of April 1997, by and among Data Processing Resources Corporation, a California corporation ("DPRC"), Christopher W. Lancashire, an individual ("C. Lancashire"), Alicia R. Lancashire, an individual ("A. Lancashire"), and U.S. Trust Company of California, N.A. (the "Escrow Agent"). C. Lancashire and A. Lancashire are collectively referred to herein as the "Shareholders" and sometimes individually referred to as a "Shareholder".


                                R E C I T A L S

     A. DPRC, DPRC Acquisition Corp., a California corporation and a wholly-owned subsidiary of DPRC ("Acquisition"), Computec International Strategic Resources, Inc., a California corporation ("Computec"), the Shareholders, and Merrill Lynch Trust Company of California, a California corporation, as Trustee of The Lancashire Charitable Remainder Unitrust, have entered into a Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement"), pursuant to which Computec is merging with and into Acquisition.

     B. All capitalized terms used herein but which are not otherwise defined shall have the meanings given to them in the Merger Agreement.

     C. Section 3.5 of the Merger Agreement provides for certain of the Shareholders' Shares to be placed in an escrow account to secure certain indemnification obligations of the Shareholders to DPRC under Section 8.3 of the Merger Agreement, on the terms and subject to the conditions set forth herein (the "Escrow").


                               A G R E E M E N T

     In consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

     1.  Establishment of Escrow; Account

         1.1 Deposit in Escrow. Within one business day after DPRC receives written certification from the California Secretary of State of the filing of the Merger Documents with the California Secretary of State, DPRC, on behalf of the Shareholders, shall deposit with the Escrow Agent, a number of the Shareholders' Shares equal to one-half (1/2) of the Initial DPRC Shares, minus a number of the Initial DPRC Shares which when multiplied by the DPRC Average Closing Price, equals One Million and No/100 Dollars ($1,000,000), issued in the name of the Shareholders by delivering to the Escrow Agent one or more duly authorized stock certificates for such Shareholders' Shares registered in the name of the Shareholders. The Shareholders' Shares so deposited are referred to herein as the "Initial Escrowed Shares." Any shares of DPRC capital stock that results from any stock dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events generally made with respect to the DPRC Common Shares ("Additional Shares") shall be delivered to the Escrow

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Agent and shall be held in the Escrow Account (and, as required under this
Agreement, shall be released from the Escrow Account). Unless otherwise indicated, as used in this Agreement, the term "Escrowed Shares" includes the Initial Escrowed Shares and any Additional Shares. The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold such Escrowed Shares in Escrow in accordance with this Agreement and to release the Escrowed Shares out of Escrow as provided in this Agreement.

         1.2 Escrow Account. The Escrow Agent shall maintain the Escrowed Shares in a separate account (the "Escrow Account").

         1.3 Dividends; Voting and Rights of Ownership. Any cash dividends, dividends payable in property or other distributions of any kind (except for Additional Shares) made in respect of the Escrowed Shares shall be distributed currently by DPRC to the Shareholders. The Shareholders shall have the right to vote the Escrowed Shares deposited in the Escrow Account to the account of the Shareholders during such time that the Escrowed Shares are held in Escrow, and DPRC shall take all steps necessary to allow the exercise of such rights. While the Escrowed Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Shareholders will retain and shall be able to exercise all other incidents of ownership of the Escrowed Shares that are not inconsistent with the terms and conditions hereof or the Merger Agreement.

     2.  Release from Escrow.

         2.1 Release of Escrowed Shares to the Shareholders. The Escrowed Shares, less (a) any Escrowed Shares delivered to DPRC in accordance with
Section 2.3, below in satisfaction of Claims (as defined in Section 3.2, below) by DPRC, and (b) any Escrowed Shares subject to delivery to DPRC in accordance with Section 3, below, with respect to any then pending, but unresolved Claims by DPRC, shall be released by the Escrow Agent to the Shareholders as soon as possible after the first of the following, but in no event later than five business days after the conditions for such release are satisfied (the "Final Release Date"): (i) the second anniversary of the Effective Time, (ii) as soon as possible after the termination of the employment of C. Lancashire by DPRC without cause under the C. Lancashire Employment Agreement, and (iii) DPRC's failure to pay any Additional Consideration as and when payable under the Merger Agreement, and such failure to pay is not cured by DPRC within 10 business days after its receipt of written notice from the Shareholders of such failure to pay. Upon the resolution of any Claim referred to in the foregoing clause (b), the Escrowed Shares that were subject to the Claim shall be promptly released by the Escrow Agent to DPRC or to the Shareholders as determined pursuant to the resolution of the Claim and in accordance with this Agreement.

         2.2 Distribution to the Shareholders. The Escrowed Shares shall be held by the Escrow Agent until required to be released to either the Shareholders or DPRC as provided


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for in Sections 2.1 and 2.3.  Within 10 business days after the first to occur of clauses (i), (ii) and (iii) of Section 2.1, above, DPRC and the Shareholders shall deliver to the Escrow Agent a written notice (a "Release Notice") setting forth the number of Escrowed Shares to be released (the "Released Escrowed Shares") and stating the number of Released Escrowed Shares to be released to the Shareholders. The Released Escrowed Shares are to be released to the Shareholders, and the payment to be made to the Shareholders in lieu of fractional shares, if any (as indicated below in this Section 2.2) shall be sent to the address to which the Released Escrowed Shares are to be delivered. Within five business days after receipt of the Release Notice, the Escrow Agent shall deliver (by registered mail or overnight carrier) to the Shareholders the number of Escrowed Shares specified in the Release Notice and shall pay by check to the Shareholders the amount payable in lieu of fractional shares, if any. Within five business days after the conditions for the release of any Released Escrowed Shares have been satisfied, DPRC shall (a) take such action as may be necessary to cause a stock certificate to be issued in the name of the Shareholders bearing any legends required by the Merger Agreement and shall provide such certificate to the Escrow Agent, and (b) deposit with the Escrow Agent sufficient funds to pay the cash amount for fractional shares. Cash shall be paid in lieu of fractions of Released Escrowed Shares in an amount equal to the product determined by multiplying such fraction by the average closing price per share of DPRC Common Shares as publicly reported for the Nasdaq Stock Market over the period of 20 trading days ending the trading day immediately before the Final Release Date (the "Share Price"). The Escrow Agent shall not be required to deliver the Released Escrowed Shares to the Shareholders following the satisfaction of all release conditions until it has received the Release Notice from DPRC and the Shareholders. The Escrow Agent shall not be required to invest the funds deposited with it for payment in lieu of fractional shares, but will make such investment arrangements as are expressly requested in writing by DPRC to the extent reasonable.

         2.3 Release of Escrowed Shares to DPRC. Within five business days after resolution of any Claim in accordance with Section 3, below, DPRC and the Shareholders shall deliver to the Escrow Agent a Release Notice setting forth the number of Escrowed Shares equal to the amount, if any, deemed to be owing to DPRC pursuant to the resolution of the Claim divided by the Share Price (determined pursuant to Section 2.2, above, treating the fifth day after the resolution of the Claim as the Final Release Date). In lieu of any fractional shares, any fraction of a share that would otherwise be released shall be rounded to the nearest whole share. Within five business days after receipt of such Release Notice, or if no such Release Notice is received, then within 10 calendar days after receipt of any DPRC Demand provided for in Section 3.4(a), below, or a DPRC Distribution Notice as provided for in Section 3.4(b), below (unless the Shareholders give the Escrow Agent written notice within such 10-day period that the Shareholders object to the DPRC Demand or Distribution Notice as provided in Section 3.4(a) or 3.4(b), below, as the case may be), the Escrow Agent and DPRC shall cause the transfer agent for DPRC Common Shares (the "Transfer Agent") to cancel the number of Escrowed Shares to be released pursuant to this Section 2.3 and reissue certificates for Escrowed Shares that are to be either distributed to the Shareholders pursuant to Section 2.2, above, or retained by the Escrow


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Agent in Escrow as Escrowed Shares.  Any Escrowed Shares released from Escrow to DPRC shall be subject to cancellation by DPRC, without requiring DPRC to pay any consideration whatsoever in receipt thereof to the Shareholders.

         2.4 No Encumbrance. Subject to Section 8.5 of the Merger Agreement, except for sales of Escrowed Shares permitted pursuant to the Registration Rights Agreement, and then only to the extent that the proceeds of such sale are deposited in the Escrow Account pursuant to Section 2.6(a), below, as if such proceeds were Escrowed Shares, no Escrowed Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of Law, by a Shareholder or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Shareholder, prior to the delivery of the Escrowed Shares by the Escrow Agent to a Shareholder pursuant to Sections 2.1 and 2.2, above.

         2.5 Power to Transfer Escrowed Shares. The Escrow Agent is hereby granted the power to effect any transfer of the Escrowed Shares provided for in this Agreement. DPRC will cooperate with the Escrow Agent in causing the Transfer Agent to promptly issue stock certificates to effect such transfers.

         2.6   Cash in Lieu of Escrowed Shares.

               (a) In General. Notwithstanding anything in this Agreement to the contrary, at any time during the term of this Agreement, a Shareholder shall have the right to require the Escrow Agent to release any or all of the Escrowed Shares to such Shareholder upon such time that such Shareholder has deposited in immediately available funds with the Escrow Agent an amount equal to the applicable Share Price (determined pursuant to Section 2.2, above, treating the date of such Shareholder's payment to the Escrow Agent as the Initial or Final Release Date) of any or all of the Escrowed Shares to be released to such Shareholder (the "Cash Deposit"). As soon as possible after such Shareholder has made the Cash Deposit, the Escrow Agent shall hold the Cash Deposit in the Escrow Account and release the Escrowed Shares so paid for. The Cash Deposit, together with any and all remaining Escrowed Shares, shall thereafter secure, or continue to secure, the indemnification obligations of the Shareholders to DPRC under Section 8.3 of the Merger Agreement on the terms and subject to the conditions of this Agreement. DPRC shall have the same recourse against the Cash Deposit as it would have had against the Escrowed Shares so paid for, and the Shareholders shall have the same rights in and to the Cash Deposit as they otherwise would have had with respect to the Escrowed Shares so paid for.

               (b) Investments. The Escrow Agent shall invest and reinvest the Cash Deposit and any interest received thereon at the joint written direction of DPRC and the Shareholders in (i) marketable securities issued or guaranteed by the United States of America or any of its agencies, (ii) commercial paper issued by a United States corporation having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors


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Service, Inc. or their respective successors (or comparable ratings if such rating systems are changed or similar rating services substituted therefor),
(iii) certificates of deposit of banks or trust companies incorporated and doing business under the Laws of the United States of America or one of the states thereof, each having a combined capital and surplus of at least $14,000,000, or (iv) bankers' acceptances and other bills of exchange of the kind and maturities made eligible, pursuant to Law, for purchase in the open market by Federal Reserve Banks, provided the accepting bank is a member of the Federal Reserve System and has a combined capital and surplus of at least $50,000,000 (all such marketable securities, commercial paper, certificates of deposit, time deposits, bankers' acceptances and bills of exchange being herein collectively called "Investments"); provided, however, that all such investments shall have maturities no later than 30 days after the date of purchase thereof; the Escrow Agent may register any securities held in its own name or in the name of a nominee or in bearer form and may deposit any securities or other property in a depository or a clearing corporation.

               (c) Prior to Release. At such time that DPRC shall be entitled hereunder to a Release of the Escrowed Shares, before any of such Escrowed Shares may be released to DPRC, the Escrow Agent shall first provide the Shareholders with written notice of DPRC's right to such release and the Shareholders shall then have the right, within 10 business days of the Shareholders' receipt of such notice, to pay in immediately available funds to the Escrow Agent an amount equal to the applicable Share Price of any or all of its proportionate number (i.e., the number of shares which would have been distributable to the Shareholders in the absence of a Claim) of Escrowed Shares. As soon as possible after the Shareholders have made such payment, the Escrow Agent shall promptly distribute to DPRC the cash payment received for the Shareholders with respect to such Escrowed Shares in full and final satisfaction of the Escrowed Shares that would otherwise have been released to DPRC. If no such payment is made by the Shareholders, or if the Shareholders only makes a payment with respect to a portion of the eligible Escrowed Shares, the Escrowed Shares, or the remaining portion thereof, shall be promptly released to DPRC on the terms and subject to the other conditions of this Agreement. Any Escrowed Shares with respect to which such a payment is made by the Shareholders shall be promptly delivered to the Shareholders.

         2.7 Release Upon Offset by DPRC. Upon such time, if ever, that DPRC exercises its right of offset under Section 8.4 of the Merger Agreement, DPRC shall so notify the Escrow Agent and instruct the Escrow Agent to immediately release to the Shareholders a number of the Escrowed Shares such that the number of such released Escrowed Shares when multiplied by the Share Price shall be as close as practicable to (without exceeding) the amount of the Additional Cash Consideration being offset by DPRC thereunder.

     3.  Resolution of Claims.

         3.1 Indemnification Obligations. The Escrowed Shares shall serve as security only for the indemnity obligations of the Shareholders under Section
8.3 of the Merger


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Agreement.  Payment for any amount determined as provided below to be owing to
DPRC under such indemnity obligations ("Damages") shall be made by releasing to DPRC Escrowed Shares as provided in this Agreement. To the extent the Escrowed Shares are insufficient to fully compensate DPRC for the Damages, DPRC shall be entitled to all of its other rights pursuant to the Merger Agreement.

         3.2 Notice of Claims. Promptly after receipt by DPRC of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under the Merger Agreement (a "Claim"), DPRC shall give the Shareholders written notice of such Claim pursuant to Section 8.3 of the Merger Agreement and shall provide a copy of such notice to the Escrow Agent. Each notice of a Claim by DPRC (the "Notice of Claim") shall be in writing and shall be delivered on or before the Final Release Date.

         3.3 No Release to DPRC Until Resolution. DPRC shall not request the Escrow Agent to release to DPRC any of the Escrowed Shares held in the Escrow Account pursuant to a Notice of Claim until such Claim has been resolved in accordance with Section 3.4, below.

         3.4 Resolution of Claims. Any Notice of Claim received by the Shareholders and the Escrow Agent pursuant to Section 3.2, above, shall be resolved as follows:

               (a) Uncontested Claims. If the Shareholders do not contest a Notice of Claim in writing in accordance with Section 8.3 of the Merger Agreement, DPRC may deliver to the Escrow Agent, with a copy to the Shareholders, a written demand by DPRC (a "DPRC Demand") stating that a Notice of Claim had been given as required in the Merger Agreement and that no Notice of Contest has been received from the Shareholders during the period specified in the Merger Agreement and further stating the number of Escrowed Shares to be withheld from release to the Shareholders or to be released to DPRC in accordance with this Section 3.4(a). The Escrow Agent shall within 20 calendar days after receipt of such DPRC Demand, release to DPRC for cancellation that number of Escrowed Shares having a value (determined pursuant to Section 2.2, above, treating the 30th calendar day after the date of the Notice of Claim as the Final Release Date) equal to the amount of Damages specified in the Notice of Claim and shall notify the Shareholders of such transfer. It is provided, however, that within 20 calendar days after receipt of the DPRC Demand, the Shareholders may object to DPRC's calculation of the number of Escrowed Shares to be released to DPRC (but may not object to the validity or amount of the Claim noticed in the Notice of Claim), whereupon, the Escrow Agent shall not release the Escrowed Shares to DPRC until either (i) DPRC and the Shareholders shall have given the Escrow Agent written notice as to the number of Escrowed Shares to be released, or (ii) the matter is resolved as provided in Sections 3.4(b) and 3.4(c), below, provided that such objection shall not effect the dates used to determine the Share Price pursuant to Section 2.2, above.


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               (b)  Contested Claims.  If the Shareholders give written notice contesting all or a portion of a Notice of Claim to DPRC and the Escrow Agent (a "Contested Claim") within the 20-day period provided above, matters that are subject to third party Claims brought against DPRC or the Shareholders in a litigation or arbitration shall await the final decision, award or settlement of such litigation or arbitration, while matters that arise between DPRC on the one hand and the Shareholders on the other hand, including any disputes regarding performance or non-performance of a party's obligations under this Agreement ("Disputed Claims") shall be settled in accordance with Section 3.4(c), below. Any portion of the Notice of Claim that is not contested shall be resolved as set forth above in Section 3.4(a), above. If notice is received by the Escrow Agent that a Notice of Claim is contested by the Shareholders, then the Escrow Agent shall hold in the Escrow Account, after what would otherwise be the Final Release Date, Escrowed Shares having a value (determined pursuant to Section 2.2, above, as of the Final Release Date) sufficient to cover Damages alleged in such Claim and to the earlier of (i) receipt of a settlement agreement executed by DPRC and the Shareholders setting forth the resolution of the Notice of Claim and setting forth the number of Escrowed Shares, if any, to be released to DPRC, or (ii) receipt of a written notice from DPRC (a "DPRC Distribution Notice") attaching a copy of the final award or decision of the Arbitrator and setting forth the number of Escrowed Shares, if any, to be released to DPRC as a result of such award (DPRC shall provide a copy of the DPRC Distribution Notice to the Shareholders; if the award does not specify the number of Escrowed Shares to be released, the Shareholders shall have 20 calendar days to object to the calculation of the number of Escrowed Shares to be released, but not to the award itself; in the event that the Escrow Agent receives any such objection within such 20-day period, the Escrow Agent shall be entitled to require that the matter be resolved by a notice from both DPRC and the Shareholders or by a clarification of the award.) If the Escrow Agent institutes an action for interpleader in accordance with Section 4.6 of this Agreement as a result of a dispute between the parties, the parties agree to jointly seek to stay such interpleader action pending the resolution of any arbitration commenced by the parties or, if the parties are unable to agree, pursuant to this Section 3.4(b) and 3.4(c).

               (c) Dispute Resolution. Any Disputed Claim, in any dispute between the Shareholders and DPRC under this Agreement, shall be resolved in accordance with Section 11.3 of the Merger Agreement.

     4.  Escrow Agent.

         4.1 Duties. The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Agreement and as authorized herewith to comply with any orders, judgments or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same.


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         4.2   Legal Opinions.  As to any legal questions arising in connection with the administration of this Agreement, the Escrow Agent may rely absolutely upon the joint instruction of DPRC and the Shareholders or the opinions given to the Escrow Agent by its outside counsel and shall be free of liability for acting and relying on such opinions.

         4.3 Signatures. The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Agreement.

         4.4 Receipts and Releases. The Escrow Agent may, as a condition to the disbursement of monies or disposition of securities as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Escrow Agent from any liability arising out of its execution or performance of this Agreement. Such release to be in a form reasonably satisfactory to the Escrow Agent.

         4.5 Refrain from Action. The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event it becomes aware of any dispute between the Shareholders and DPRC as to any material facts or as to the happening of any event, precedent to such action.

         4.6 Interpleader. If any controversy arises between the parties or with any third party, the Escrow Agent shall not be required to determine the same or to take any action, but the Escrow Agent in its discretion may institute such interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and in following such other course, the Escrow Agent shall not be liable.

         4.7 Tax Forms. All persons or entities entitled to receive interest from the Escrow Account will provide the Escrow Agent with W-9 tax forms prior to disbursement of interest. Interest earned in the Escrow Account will be reported as income to the party receiving such interest.

     5.  Indemnity.

         5.1 Waiver Indemnification. DPRC and the Shareholders agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, in accordance with the terms and conditions hereof, unless such suit, claim, demand or cause of action is based upon the willful neglect or gross negligence or bad faith of the Escrow Agent. They further agree to indemnify the Escrow Agent against and from any and all claims, demands, costs, liabilities and expenses, including reasonable counsel fees, which may be asserted against it or to which it may be exposed or to which it may incur by reason of its execution or performance of this Agreement, except to the extent


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attributable to its willful neglect, gross negligence or bad faith.  Such agreement to indemnify shall survive the termination of this Agreement until extinguished by any applicable statue of limitations.

         5.2 Conditions to Indemnification. In case any litigation is brought against the Escrow Agent in respect of which indemnity may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the parties, and the parties, upon receipt of that notice, shall have the obligation and the right to assume the defense of such litigation, provided that failure of the Escrow Agent to give the notice shall not relieve the parties from any of their obligations under this Section 5 unless that failure prejudices the defense of any of such litigation by said parties. The cost of defense of any such litigation shall be borne by DPRC unless the litigation is brought by the Escrow Agent by or on behalf of the Shareholders, in which case the cost of defense of any such litigation shall be borne by the Shareholders. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense.
Parties shall not be liable for any settlement agreed to by the Escrow Agent without the respective consents.

     6. Acknowledgment by the Escrow Agent. By execution and delivery of this Agreement, the Escrow Agent acknowledges that the terms and provisions of this Agreement are acceptable and agrees to carry out the provisions of this Agreement on its part.

     7.  Resignation or Removal of Escrow Agent; Successor.

         7.1   Resignation and Removal.

               (a) The Escrow Agent may resign as such following the giving of 30 days' prior written notice to the other parties. Similarly, the Escrow Agent may be removed and replaced following the giving of 30 calendar days' prior written notice to be given to the Escrow Agent jointly by the Shareholders and DPRC. In either event, the duties of the Escrow Agent shall terminate 30 calendar days after the date of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Escrowed Shares then in its possession to a successor Escrow Agent as shall be appointed by the other parties as evidenced by a written notice filed with the Escrow Agent.

               (b) If the parties are unable to agree upon a successor, or shall have failed to appoint a successor prior to the expiration of 30 calendar days following the date of the notice of resignation or removal, then the acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all of the parties.

         7.2 Successors. Every successor appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to the Shareholders and DPRC, an instrument


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in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; that such predecessor, nevertheless, on the written request of its successor or any of the parties, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Agreement to a successor (a "Successor Transfer"). Should any instrument be required by any successor for more fully vesting in such successor, the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties, be executed, acknowledged and delivered by the predecessor.

         7.3 New Custodian. In the event of an appointment of a successor, upon the consummation of the Successor Transfer, the predecessor shall cease to be custodian of any funds, securities or other assets and records previously held by it pursuant to this Agreement, and the successor shall become such custodian.

         7.4 Release. Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrowed Shares, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement that may arise and accrue thereafter.

     8. Fee. The Escrow Agent shall be paid for service hereunder in accordance with the fee schedule attached hereto as Schedule A. Payment of all fees shall be shared equally by DPRC and the Shareholders. In the event that the Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader, or in the event that the conditions to this Escrow are not promptly fulfilled, or the Escrow Agent is required to render any service not provided for in this Agreement and fee schedule, or there is any assignment of the interest of this Escrow or any modification hereof, the Escrow Agent shall be entitled to receive from the party requesting the service, assignment or amendment reasonable compensation for such extraordinary services and reimbursement for all fees, costs, liability and expenses, including attorneys' fee.

     9. Termination. This Agreement and the Escrow created hereby shall terminate following the Escrow Agent's delivery of all remaining Escrowed Shares to either the Shareholders and/or DPRC pursuant to Section 2, above.

    10.  Miscellaneous Provisions.

         10.1 Governing Law. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws, without regard to the Laws as to choice or conflict of Laws, of the State of California.


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     10.2  Amendment.  This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns.

     10.3 Assignment. Neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by DPRC or the Shareholders without the prior written consent of the other.

     10.4 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient at the addresses set forth below and shall be deemed to have been duly given; (a) upon delivery, if served personally on the party to whom notice is to be given; or (b) on the date or receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier.

     If to DPRC:                Data Processing Resources Corporation
                                4400 MacArthur Boulevard
                                Suite 600
                                Newport Beach, CA  92660-2037
                                Attn:  Chief Operating Officer
                                Phone No.:  (714) 553-1102
                                FAX No.:    (714) 752-5850

     With a copy to:            Bart Greenberg, Esq.
                                Riordan & McKinzie
                                695 Town Center Drive
                                Suite 1500
                                Costa Mesa, CA  92629

     If to the Shareholders:    c/o Computec International Strategic
                                  Resources, Inc.
                                801 North Brand Blvd., Suite 650
                                Glendale, California 91203
                                Phone No.:  (818) 500-3921
                                FAX No.:    (818) 500-0332

     With a copy to:            Robert F. DeMeter, Esq.
                                Clark & Trevithick
                                800 Wilshire Boulevard, 12th Floor
                                Los Angeles, CA  90017

     If to the Escrow Agent:     U.S. Trust Company of California, N.A.
                                 515 South Flower Street
                                 Suite 2700
                                 Los Angeles, CA 90071-2291
                                 Attention:  Corporate Trust Department
                                 Phone No.:  (213) 861-5000
                                 FAX No.:    (213) 488-1370

Any party may give written notice of a change of address in accordance with the provisions of this Section 10.4 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

     10.5 Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

     10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the Effective Date.

"DPRC":                                   THE "SHAREHOLDERS":

DATA PROCESSING
RESOURCES CORPORATION,
a California corporation                  /s/ CHRISTOPHER W. LANCASHIRE
                                          ------------------------------
                                          CHRISTOPHER W. LANCASHIRE
By: /s/ DAVID M. CONNELL
    ---------------------------
    Its: President
         ----------------------
                                          /s/ ALICIA R. LANCASHIRE
                                          ------------------------------
"ESCROW AGENT":                           ALICIA R. LANCASHIRE

U.S. TRUST COMPANY OF
CALIFORNIA, N.A.


By: /s/ SANDEE PARKS
    ---------------------------
    Its: Vice President
         ----------------------

                                   SCHEDULE A

                                  FEE SCHEDULE


                       PROPOSAL FOR ESCROW AGENT SERVICES
                                      FROM
                     U.S. TRUST COMPANY OF CALIFORNIA, N.A.




ANNUAL ADMINISTRATION FEE                       $2,500

For review and complete analysis of the escrow agreement, meetings and conferences with all parties, execution of documents and opening of required accounts. For normal administrative functions as specified in the escrow agreement including maintenance of administrative records and custody of funds. Any extraordinary services will be charged based on our appraisal of the services rendered.


OTHER CHARGES                                   $35 per transaction

Purchase, receipt, sale delivery maturity or redemption of securities (investments)

Wire transfers                                  $25 per wire transfer

Out-of-pocket expenses and disbursements        AT COST

Includes expenses incurred on the issuer's behalf such as postage, telephone, insurance, express mail and messenger charges, etc.



Charges for any services not specifically covered in this schedule will be billed commensurate with the services rendered. This schedule reflects charges which are now in effect for our normal and regular services and are minimal only, subject to modification where unusual conditions or requirements prevail.



                                   Exhibit A
                                  Page 1 of 1